Exhibit 6.8

AtomBeam Technologies Inc.

NOTE PURCHASE AGREEMENT

<Date>

TABLE OF CONTENTS

Page

1.	Definitions		3

2.	Amount and Terms of the Notes		4
	2.1	Purchase and Sale Notes	4
	2.2	Repayment of Notes	4

3.	Closing Mechanics		5
	3.1	Closing	5
	3.2	Subsequent Closings	5

4.	Representations and Warranties of the Company		5
	4.1	Organization, Good Standing and Qualification	5
	4.2	Authorization	5
	4.3	Compliance with Other Instruments	5

5.	Representations and Warranties of the Lenders		6
	5.1	Authorization	6
	5.2	Purchase Entirely for Own Account	6
	5.3	Disclosure of Information	6
	5.4	Investment Experience	6
	5.5	Accredited Investor	6
	5.6	Restricted Securities	6
	5.7	Further Limitations on Disposition	7
	5.8	Residence	7
	5.9	Legends	7

6.	Defaults and Remedies		7
	6.1	Events of Default	7
	6.2	Remedies	8

7.	Miscellaneous		8
	7.1	Successors and Assigns	8
	7.2	Governing Law	8
	7.3	Counterparts	8
	7.4	Titles and Subtitles	8
	7.5	Notices	9
	7.6	Finder’s Fee	9
	7.7	Expenses	9
	7.8	Entire Agreement; Amendments and Waivers	9
	7.9	Effect of Amendment or Waiver	10
	7.10	Severability	10
	7.11	Acknowledgement	10
	7.12	Further Assurance	10
	7.13	Waiver of Potential Conflicts of Interest	10

EXHIBIT A       Form of Note

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of _______ , 20__, by and among AtomBeam Technologies Inc. a Delaware corporation (the “Company”), and the lenders (each individually a “Lender,” and collectively the “Lenders”) named Exhibit A attached hereto (the “Promissory Note”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, each Lender intends to provide certain Consideration to the Company as described for each Lender on the Schedule of Lenders; and

WHEREAS, the parties wish to provide for the sale and issuance of Notes in return for the provision by the Lenders of the Consideration to the Company.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.             Definitions.

(a)             “Consideration” shall mean the amount of money paid by each Lender pursuant to this Agreement as shown on the Schedule of Lenders.

(b)             “Corporate Transaction” (A) the closing of the sale, transfer or other disposition of all or substantially all of this Company’s assets (including, without limitation, the exclusive license of all or a material portion of the Company’s intellectual property), (B) the consummation of the merger or consolidation of this Company with or into another entity (except a merger or consolidation in which the holders of capital stock of this Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Company’s securities), of this Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Company (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its primary purpose is to change the state or country of this Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Company’s securities immediately prior to such transaction, and provided further, the prior sentence, the sale of shares of preferred stock in a bona fide financing transaction shall not be deemed a “Corporate Transaction.”

(c)             “Equity Securities” shall mean the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(d)            “Initial Public Offering” shall mean the closing of the issuance and sale of shares of Equity Securities of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the ”Act”).

(e)            “Majority Note Holders” shall mean the holders of a majority in interest of the aggregate principal amount of Notes issued hereunder, including any Notes issued in any Subsequent Closing (as defined below).

(f)             “Maturity Date” shall, with respect to each Note, mean the date that is forty-eight (48) months from the date of issuance of such Note.

(g)            “Next Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Equity Securities following the date of this Agreement from which the Company receives gross proceeds of not less than $10,000,000 (excluding the aggregate amount of debt securities converted into Equity Securities upon conversion of the Notes pursuant to Section 2.2 below). For the avoidance of doubt, a sale (or series of related sales) by the Company of its Equity Securities from which the Company received gross proceeds of not less than $10,000,000, excluding the aggregate amount of debt securities converted into Equity Securities but including the proceeds of a licensing, partnership or collaboration transaction shall be deemed to be the “Next Equity Financing.”

(h)            “Notes” shall mean the one or more promissory notes issued to each Lender pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit A.

2.             Amount and Terms of the Notes.

2.1            Purchase and Sale Notes. In return for the Consideration paid by each Lender, the Company shall sell and issue to such Lender one or more Notes. Each Note shall have a principal balance equal to the portion of the Consideration paid by such Lender for the Note, as set forth in the Schedule of Lenders.

2.2            Repayment of Notes.

(a)             “Next Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Equity Securities following the date of this Agreement from which the Company receives gross proceeds of not less than $10,000,000 (excluding the aggregate amount of debt securities converted into Equity Securities upon conversion of any convertible promissory notes that convert into Equity Securities of the Company as a result of the Next Equity Financing). For the avoidance of doubt, a sale (or series of related sales) by the Company of its Equity Securities from which the Company received gross proceeds of not less than $10,000,000, excluding the aggregate amount of debt securities converted into Equity Securities but including the proceeds of a licensing, partnership or collaboration transaction shall be deemed to be the “Next Equity Financing.”

(b)            Corporate Transaction. In the event of a Corporate Transaction or Initial Public Offering prior to (i) full payment of a Note, (ii) the Maturity Date of a Note or (iii) the Next Equity Financing, then each Investor will be entitled, at each such Investor’s election which shall be made upon ten business days’ advance notice, to repayment in full of principal and interest accrued on such note.

3.            Closing Mechanics.

3.1            Closing. The initial closing (the “Closing”) of the purchase of the Notes in return for the Consideration paid by each Lender shall take place remotely via the exchange of signature pages at such other time and place as the Company and the Lenders agree upon orally or in writing. At the Closing, each Lender shall deliver the Consideration to the Company and the Company shall deliver to each Lender one or more executed Notes in return for the respective Consideration provided to the Company.

3.2            Subsequent Closings. In any subsequent closing (each a “Subsequent Closing”), the Company may sell additional Notes subject to the terms of this Agreement to any Lender as it shall select, provided that the aggregate amount of Consideration, including amounts paid in the initial closing pursuant to Section 3.1 above, does not exceed $10,000,000. Any subsequent purchasers of Notes shall become a party to and shall be entitled to receive Notes in accordance with this Agreement. Each Subsequent Closing shall take place at such locations and at such times as shall be mutually agreed upon orally or in writing by the Company and such purchasers of additional Notes.

4.            Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lenders that:

4.1            Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

4.2            Authorization. Except for the authorization and issuance of the shares issuable in connection with the Next Equity Financing, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Notes. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement and the Notes, the valid and enforceable obligations they purport to be.

4.3            Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the Notes, will constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Certificate of Incorporation or bylaws or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

5.             Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender hereby represents and warrants to the Company that:

5.1            Authorization. This Agreement constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that it has full power and authority to enter into this Agreement.

5.2            Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with Lender in reliance upon such Lender’s representation to the Company that the Notes, the Conversion Shares, and any Common Stock issuable upon conversion of the Conversion Shares (collectively, the “Securities”) will be acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

5.3            Disclosure of Information. Each Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

5.4            Investment Experience. Each Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

5.5            Accredited Investor. Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

5.6            Restricted Securities. Each Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Each Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.7            Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 5, Section 7.11 and:

(a)             There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)            (i) Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

5.8            Residence. If the Lender is an individual, then such Lender resides in the state or province identified in the address of such Lender set forth on such Lender’s signature page hereto; if the Lender is a partnership, corporation, limited liability company or other entity, then the office or offices of such Lender in which its principal place of business is identified in the address or addresses of such Lender set forth on such Lender’s signature page hereto.

5.9            Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

6.             Defaults and Remedies.

6.1             Events of Default. The following events shall be considered Events of Default with respect to each Note:

(a)             The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than thirty (30) days after the Maturity Date or at a date fixed by acceleration or otherwise;

(b)            The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(c)             Within thirty (30) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(d)            The Company shall fail to observe or perform any other obligation to be observed or performed by it under this Agreement or the Notes, within 30 days after written notice from the Majority Note Holders to perform or observe the obligation.

6.2            Remedies. Upon the occurrence of an Event of Default under Section 6.1 hereof, at the option and upon the declaration of the holder of a Note, the entire unpaid principal and accrued and unpaid interest on such Note shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and such holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

7.             Miscellaneous.

7.1            Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that the Company may not assign its obligations under this Agreement without the written consent of the Majority Note Holders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2            Governing Law. This Agreement and the Notes shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

7.3            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 7.5):

If to the Company:

ATOMBEAM TECHNOLOGIES INC.

1036 Country Club Drive, Suite 200

Moraga, CA 94556

With a copy, which shall not constitute notice, to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, California 90071

Attention: Will Sarat Chuchawat

Telephone: (213) 617-5555

E-mail: WChuchawat@SheppardMullin.com

If to Lenders:

At the respective addresses shown on the signature pages hereto.

7.6            Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Lender or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Lender from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.7            Expenses. Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.8            Entire Agreement; Amendments and Waivers. This Agreement, the Notes and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Company’s agreements with each of the Lenders are separate agreements, and the sales of the Notes to each of the Lenders are separate sales. Nonetheless, any term of this Agreement or the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Note Holders. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Agreement and any holder of any Note purchased under this Agreement at the time outstanding and each future holder of all such Notes.

7.9            Effect of Amendment or Waiver. Each Lender acknowledges that by the operation of Section 7.8 hereof, the Majority Note Holders will have the right and power to diminish or eliminate all rights of such Lender under this Agreement and each Note issued to such Lender.

7.10          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be Exculpation Among Lenders. Each Lender acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Lender agrees that no other Lender nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Securities.

7.11          Acknowledgement. In order to avoid doubt, each Lender and the Company hereby agree that in connection with any recapitalization, combination or merger transaction, the primary purpose of which is to change the state or country of this Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Company’s securities immediately prior to such transaction (a “Redomestication Transaction”), upon written request of the Company each Lender will surrender any outstanding Notes in exchange for new notes, which shall have substantially identical terms, which shall be issued by the surviving parent entity after giving effect to the Redomestication Transaction.

7.12          Further Assurance. From time to time, the Company shall execute and deliver to the Lenders such additional documents and shall provide such additional information to the Lenders as any Lender may reasonably require to carry out the terms of this Agreement, the Notes and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of the Company.

7.13          Waiver of Potential Conflicts of Interest. Each of the Lenders and the Company acknowledges that Sheppard, Mullin, Richter & Hampton LLP (“SM”) may have represented and may currently represent certain of the Lenders. In the course of such representation, SM may have come into possession of confidential information relating to such Lenders. Each of the Lenders and the Company acknowledges that SM is representing only the Company in this transaction. Pursuant to Rule 3-310 of the Rules of Professional Conduct promulgated by the State Bar of California, an attorney must avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed written consent of all parties affected. By executing this Agreement, each of the Lenders and the Company hereby waives any actual or potential conflict of interest which may arise as a result of SM’s representation of such persons and entities, SM’s possession of such confidential information and the participation by SM’s affiliate in the financing. Each of the Lenders and the Company represents that it has had the opportunity to consult with independent counsel concerning the giving of this waiver.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATOMBEAM TECHNOLOGIES INC.

By:
Charles Yeomans
Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LENDER:

By (name):

If legal entity, name of entity:

Title:

EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

ATOMBEAM TECHNOLOGIES INC.

PROMISSORY NOTE

No. PN-xx	Date of Issuance

<Amount>	<Date>

FOR VALUE RECEIVED, AtomBeam Technologies Inc. a Delaware corporation (the “Company”), hereby promises to pay to the order of Wazoo Partners, LLC (the “Lender”), the principal sum of ________________ dollars ($_______), together with interest thereon from the date of this Promissory Note (this “Note”). Interest shall accrue at a simple rate of five percent (5%) per annum, calculated on the basis of a 365-day year. The principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after the earlier of: (i) the Maturity Date and (ii) the closing of the Next Equity Financing.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1.             Payments. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made without the consent of the Majority Note Holders. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2.             No Security. This Note is a general unsecured obligation of the Company.

3.            Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement. This Note is one of a series of Notes having like tenor and effect issued or to be issued by Company in accordance with the terms of the Purchase Agreement.

4.             Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Majority Note Holders. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.

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5.             Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

6.            Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

7.             Governing Law. This Note shall be governed by and construed under the laws of the State of California.

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IN WITNESS WHEREOF, the parties have executed this Note as of the date first written above.

ATOMBEAM TECHNOLOGIES INC.

By:
Charles Yeomans
Chief Executive Officer